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                       COLLINS & AIKMAN COMPLETES SALE OF
                  AIR RESTRAINT AND TECHNICAL PRODUCTS DIVISION
                       TO SAFETY COMPONENTS INTERNATIONAL


         CHARLOTTE, NC - July 24, 1997 -- Collins & Aikman Corporation (NYSE:
CKC) announced today that its JPS Automotive LP subsidiary has completed the previously announced sale of its Air Restraint and Technical Products Division, an industry-leading airbag and industrial fabric business, to Safety Components International, Inc. (Nasdaq: ABAG).
         The purchase price of the Air Restraint and Technical Products Division is $56.3 million, subject to adjustment. Collins & Aikman intends to use the net proceeds from the sale to reduce the Company's long-term debt.
         "The sale of this Division is another important step toward two of Collins & Aikman's goals - pursuing our core, tier one global automotive interior trim systems business and deleveraging the company," said Thomas E. Hannah, Chief Executive Officer of Collins & Aikman.
         Collins & Aikman Corporation is a global supplier of automotive interior systems, including textile and plastic trim, acoustics and convertible top systems. Headquartered in Charlotte, NC, the Company's recent acquisitions of JPS Automotive and Perstorp Components significantly expanded Collins & Aikman's



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product offering and international presence to include additional operations in the U.S., Mexico, Spain, Canada, Sweden, Belgium, France and the U.K. The Company employs more than 13,000 employees and operates 57 manufacturing facilities in 8 countries.

         Safety Components International, Inc. is an international manufacturer of automotive airbags and a supplier of ordnance and other related defense products with manufacturing facilities in North America, Europe, and Asia.